Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BPI ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	75-3183021

(State of Incorporation)	(I.R.S. Employer Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)
BPI ENERGY HOLDINGS, INC.
2005 OMNIBUS STOCK PLAN
(Full Title of the Plan)
James G. Azlein
Chief Executive Officer and President
30775 Bainbridge Road, Suite 280, Solon, Ohio 44139
(440) 248-4200
(Name, address, zip code, telephone number,
and area code of Agent for Service)

COPIES TO:
Derek D. Bork
Thompson Hine LLP
3900 Key Center, 127 Public Square
Cleveland, Ohio 44114-1291
(216) 566-5500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each	Amount	Offering	Aggregate	Amount Of
Class of Securities	To Be	Price Per	Offering	Registration
To Be Registered	Registered	Share (2)	Price (2)	Fee
Common Shares, without par value	2,000,000 shares (1)	$.56	$1,120,000	$119.84

(1)	This Registration Statement includes 2,000,000 Common Shares, without par value (the “Common Shares”), of BPI Energy Holdings, Inc. (the “Registrant”), offered or to be offered by the Registrant under the BPI Energy Holdings, Inc. 2005 Omnibus Stock Plan, as amended (the “Plan”). This represents the increase in the number of Common Shares authorized for issuance under the Plan. The Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933, as amended, on the basis of the average high and low sale prices of the Common Shares on the American Stock Exchange on December 21, 2006.

PART II
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
SIGNATURES
EX-5.1
EX-23.1
EX-23.2
EX-23.3
EX-24.1

EXPLANATORY NOTE
     This Registration Statement is being filed to register an additional 2,000,000 Common Shares, without par value (the “Common Shares”), available for issuance under the BPI Energy Holdings, Inc. 2005 Omnibus Stock Plan, as amended (the “Plan”). As a result of an amendment to the Plan, which was approved by our shareholders on December 18, 2006, the number of Common Shares authorized for issuance under the Plan was increased from 5,000,000 to 7,000,000. On December 20, 2005, we registered 5,000,000 Common Shares for issuance under the Plan by a Registration Statement on Form S-8 (Registration Statement No. 333-130518). Pursuant to General Instruction (E) of Form S-8, the contents of Registration Statement No. 333-130518 are incorporated herein by reference, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by BPI Energy Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
•	The Registrant’s Annual Report on Form 10-K filed with the Commission on October 30, 2006;

•	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on December 15, 2006;

•	The Registrant’s Current Report on Form 8-K filed with the Commission on October 16, 2006;

•	The description of the Common Shares of the Registrant included in the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, which was filed with the Commission on May 11, 2006 (Registration No. 333-125483), under the heading “Description of Our Common Stock.”
     All documents that shall be filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.

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Item 8. Exhibits.
     The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

5.1	Opinion of Anfield Sujir Kennedy & Durno.

23.1	Consent of De Visser Gray, Chartered Accountants.

23.2	Consent of Meaden & Moore, Ltd.

23.3	Consent of Schlumberger Technology Corporation.

23.4	Consent of Anfield Sujir Kennedy & Durno (included in Exhibit 5.1).

24.1	Power of Attorney.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio on December 22, 2006.

BPI ENERGY HOLDINGS, INC.

By:	/s/ James G. Azlein

Name: James G. Azlein
Title: Chief Executive Officer and President
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ James G. Azlein	President, Chief Executive Officer and Director
James G. Azlein	(Principal Executive Officer)

/s/ Randy L. Elkins Randy L. Elkins	Controller and Acting Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dennis Carlton* Dennis Carlton	Director

/s/ William J. Centa* William J. Centa	Director

/s/ Costa Vrisakis* Costa Vrisakis	Director

*	By:	/s/ James G. Azlein	Date: December 22, 2006

James G. Azlein, Attorney-in-Fact for the officers and directors signing in the capacities indicated

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